AMENDMENT NO. [  ]
TO
MASTER INVESTMENT ADVISORY AGREEMENT
     This Amendment dated as of [      ], amends the Master Investment Advisory Agreement (the “Agreement”), dated June 1, 2000, between AIM Tax-Exempt Funds, a Delaware statutory trust, and Invesco Advisers, Inc., successor by merger to Invesco Aim Advisors, Inc., a Delaware corporation.
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to add the following portfolios — Invesco Municipal Fund, Invesco Tax-Exempt Securities Fund, Van Kampen California Insured Tax Free Fund, Van Kampen High Yield Municipal Fund, Van Kampen Insured Tax Free Income Fund, Van Kampen Intermediate Term Municipal Income Fund, Van Kampen Municipal Income Fund, Van Kampen New York Tax Free Income Fund and Van Kampen Strategic Municipal Income Fund;
     NOW, THEREFORE, the parties agree as follows;
1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:
“APPENDIX A
FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
AIM High Income Municipal Fund	June 1, 2000

AIM Tax-Exempt Cash Fund	June 1, 2000

AIM Tax-Free Intermediate Fund	June 1, 2000

Invesco Municipal Fund	[ ]

Invesco Tax-Exempt Securities Fund	[ ]

Van Kampen California Insured Tax Free Fund	[ ]

Van Kampen High Yield Municipal Fund	[ ]

Van Kampen Insured Tax Free Income Fund	[ ]

Van Kampen Intermediate Term Municipal Income Fund	[ ]

Van Kampen Municipal Income Fund	[ ]

Van Kampen New York Tax Free Income Fund	[ ]

Van Kampen Strategic Municipal Income Fund	[ ]

APPENDIX B
COMPENSATION TO THE ADVISOR
     The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.
AIM Tax-Free Intermediate Fund

Net Assets	Annual Rate
First $500 million	0.30%
Over $500 million to and including $1 billion	0.25%
Over $1 billion	0.20%
AIM Tax-Exempt Cash Fund

Net Assets	Annual Rate
All Assets	0.35%
AIM High Income Municipal Fund

Net Assets	Annual Rate
First $500 million	0.60%
Over $500 million to and including $1 billion	0.55%
Over $1 billion to and including $1.5 billion	0.50%
Over $1.5 billion	0.45%
Invesco Municipal Fund

Net Assets	Annual Rate
All Assets	0.375%
Invesco Tax-Exempt Securities Fund

Net Assets	Annual Rate
First $500 million	0.42%
Next $250 million	0.345%
Next $250 million	0.295%
Next $250 million	0.27%
Next $1.5 billion	0.245%
Over $2.5 billion	0.22%

Van Kampen California Insured Tax Free Fund

Net Assets	Annual Rate
First $100 million	0.50%
Next $150 million	0.45%
Next $250 million	0.425%
Over $500 million	0.40%
Van Kampen High Yield Municipal Fund

Net Assets	Annual Rate
First $300 million	0.60%
Next $300 million	0.55%
Over $600 million	0.50%
Van Kampen Insured Tax Free Income Fund

Net Assets	Annual Rate
First $500 million	0.525%
Next $500 million	0.50%
Next $500 million	0.475%
Over $1.5 billion	0.45%
Van Kampen Intermediate Term Municipal Income Fund
Van Kampen Municipal Income Fund
Van Kampen Strategic Municipal Income Fund

Net Assets	Annual Rate
First $500 million	0.50%
Over $500 million	0.45%
Van Kampen New York Tax Free Income Fund

Net Assets	Annual Rate
First $500 million	0.47%
Over $500 million	0.445	%”
2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM TAX-EXEMPT FUNDS

Attest:		By:

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

INVESCO ADVISERS, INC.

Attest:		By:

	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)

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